EXHIBIT 10.1


                          Sachs Capital Management LLC
                       c/o Redleaf Management Company, LLC
                          8750 W. Bryn Mawr, Suite 620E
                             Chicago, Illinois 60631


                                                May 25, 2007

Deerfield & Company LLC
One O'Hare Centre
9th Floor
6250 N. River Road
Rosemont, Illinois 60018

Triarc Companies, Inc.
280 Park Ave.
New York, New York 10017

                        RE: Exercise of Put Right
                            ---------------------

     Reference is made to (i) the Fourth Amended and Restated Operating Agreement of Deerfield & Company LLC (the "Company"), dated as of June 26, 2004 (as amended, supplemented or otherwise modified from time to time, the "Operating Agreement"), (ii) the notice provided to Sachs Capital Management LLC ("SCM") pursuant to Section 9.11(e)(iv) of the Operating Agreement, by letter dated April 23, 2007 (the "Company Sale Notice"), (iii) the extension letter, dated May 17, 2007, by and among SCM, Spensyd Asset Management LLLP, a Sachs Affiliated Party ("SAM"), the Company, Triarc Companies, Inc. ("Triarc") and Triarc Deerfield Holdings, LLC (as the holder of a majority of the Voting Membership Interests) and (iv) the Employment Agreement, dated as of June 26, 2004 (as amended, supplemented or otherwise modified from time to time, the "Employment Agreement"), among the Company, Deerfield Capital Management LLC and Gregory H. Sachs ("Sachs"). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Operating Agreement.

     1. Put Election.

          (a) Pursuant to Section 9.11(e)(iv) of the Operating Agreement, and subject to paragraph 1(b) hereof, SCM and SAM each hereby provide notice to Triarc and the Company of the irrevocable exercise of their put right in connection with the Company Sale contemplated by the Agreement and Plan of Merger, dated as of April 19, 2007 (as amended, supplemented or otherwise modified from time to time, the "Merger Agreement"), by and among Deerfield Triarc Capital Corp. ("DFR"), DFR Merger Company LLC, the Company and Triarc, as sellers' representative, and referenced in the Company Sale Notice (the "Company Sale Put Right") with respect to the 23.040% Percentage Interest (or 23.839% Percentage Interest before giving effect to the Class C Profits Only Interests) beneficially owned by SCM and the 1.948% Percentage Interest (or 2.015% Percentage Interest before giving effect to the Class C Profits Only Interests) beneficially owned by SAM, as of the date hereof, constituting all of the Membership Interests beneficially owned by all Sachs Affiliated Parties as of the date hereof.

          (b) Notwithstanding anything to the contrary contained herein or in the Operating Agreement, SCM shall have the right (exercisable by delivery of written notice to the Company and Triarc no later than five Business Days after delivery by the Company or Triarc of a written notice described in the next sentence) to withdraw the exercise of the Company Sale Put Right contained in paragraph 1(a) hereof, if there is any material change or modification in the terms or structure of the transactions contemplated by the Merger Agreement. The Company or Triarc shall give written notice to SCM no later than three Business Days after any changes to the terms or structure of the transactions contemplated by the Merger Agreement. If such exercise is withdrawn pursuant to this paragraph 1(b), the Company Sale Put Right shall be reinstated and shall be exercisable in connection with the Company Sale contemplated by the Merger Agreement as so changed or modified (or any other Company Sale).

     2. Resignations.

          (a) As required under Section 9.11(e)(iv) of the Operating Agreement in connection with the Company Sale Put Right exercised hereby, and subject to paragraph 2(c) hereof, Sachs hereby irrevocably tenders his resignation, to become effective subject to and immediately upon the closing of the Company Sale contemplated by the Merger Agreement, from all positions of employment with the Company and its Subsidiaries. Notwithstanding anything to the contrary contained in the Operating Agreement, the Company and Sachs agree that, solely for purposes of calculating the amount of Severance Benefit (as defined in the Employment Agreement) payable to Sachs under the Employment Agreement, Sachs's resignation shall be deemed to be a termination of employment "by the Deerfield Companies without Cause (other than by reason of Employee's death or Disability)". For purposes of determining the timing of payment of such Severance Benefits, the date of the Notice of Termination (as defined in the Employment Agreement) shall be deemed to be the date of the closing of the Company Sale.

          (b) Furthermore, as required under Section 3(f) of the Employment Agreement, and subject to paragraph 2(c) hereof, in connection with Sachs's resignation of employment as tendered hereby, Sachs hereby irrevocably tenders his resignation, to become effective subject to and immediately upon the closing of the Company Sale contemplated by the Merger Agreement, as a director and Chairman of the Board of the Company and its Subsidiaries and as an officer or director of any Affiliate of the Deerfield Companies (as defined in the Employment Agreement). The foregoing does not apply to, or effect, Sachs's position as a member of the board of directors of DFR.

          (c) Notwithstanding anything to the contrary contained herein or in the Employment Agreement, the resignations contained in paragraphs 2(a) and 2(b) hereof shall be deemed withdrawn if the exercise of the Company Sale Put Right contained in paragraph 1(a) hereof is withdrawn pursuant to Section 1(b) hereof.

     3. Determination and Payment of Standard Price.

          (a) Notwithstanding anything to the contrary contained in the Operating Agreement, the parties hereto have mutually determined, through a process of negotiation, and hereby agree that the Standard Price for the Membership Interests subject to the Company Sale Put Right shall be calculated using a Fair Market Value for all outstanding Membership Interests (including those Membership Interests subject to the Company Sale Put Right) of $285,373,000 minus the amount of the Severance Benefit determined pursuant to paragraph 2(a) hereof and the Pro Rata Bonus (as defined in the Employment Agreement) that is actually subtracted from the Aggregate Cash Consideration (as defined in the Merger Agreement) in determining the Closing Date Aggregate Cash Consideration (as defined in the Merger Agreement as in effect on the date hereof) (such amount, the "Agreed Upon Fair Market Value"). Notwithstanding the foregoing, to the extent the calculation of the Severance Benefit determined pursuant to paragraph 2(a) hereof differs from the calculation of the Severance Benefit that would have resulted under the Employment Agreement for a termination of employment "by the Employee for Good Reason", such positive difference shall, solely for purposes of this paragraph 3(a), result in a dollar-for-dollar reduction in the Agreed Upon Fair Market Value only to the extent such positive difference was not subtracted from the Aggregate Cash Consideration in determining the Closing Date Aggregate Cash Consideration. Triarc and the Company each represents and warrants that the last version of the schedule of Company Expenses (as defined in the Merger Agreement) anticipated to be incurred prior to the closing of the Company Sale contemplated by the Merger Agreement that was delivered to SCM and SAM on the date hereof was prepared in good faith based on currently available estimates and judgments.

          (b) The parties hereto further agree that the Standard Price in connection with the Company Sale Put Right shall be calculated as follows:

($149,224,590 x (23.839% + 2.015%)) + ((the Agreed Upon Fair Market Value -
$149,224,590) x (23.040% + 1.948%)) = Standard Price

     The Standard Price as so computed shall be paid by Triarc in full satisfaction of its obligations under Section 9.11(e)(iv) of the Operating Agreement by wire transfer of immediately-available funds to accounts designated by SCM and SAM, respectively, against delivery by SCM and SAM to Triarc of the Membership Interests subject to the Company Sale Put Right (which SCM and SAM hereby represent and warrant to Triarc shall be owned of record and beneficially by them free and clear of all Liens), contemporaneously with the closing of the Company Sale contemplated by the Merger Agreement. Notwithstanding anything to the contrary contained in the Operating Agreement, no interest shall accrue on the Standard Price as determined hereunder from the date hereof to the date of payment.

     4. Status as Member. The parties hereto acknowledge and agree that until the consummation of the Company Sale and the Company Sale Put Right, SCM and SAM shall be entitled to all rights as, and subject to all obligations of, Members for purposes of the Operating Agreement, and all rights, but not any obligations, as Members for purposes of the Merger Agreement, including Sections 6.1(b)(xvi), 6.21 and 6.22 of the Merger Agreement; provided, that for all purposes under Article III of the Merger Agreement and Sections 11.1 through (and including) 11.8 of the Merger Agreement, Triarc (and not SCM or SAM) shall be considered a "Member that held issued and outstanding Membership Interests as of immediately prior to the Effective Time" and "a holder of Membership Interests issued and outstanding as of immediately prior to the Effective Time" (or similar concept) with respect to the Membership Interests subject to the Company Sale Put Right; provided further, (1) that for purposes of the second sentence of Section 6.22(a), SCM and SAM (and not Triarc) shall be considered "Members that held issued and outstanding Membership Interests as of immediately prior to the Effective Time" with respect to the Membership Interests subject to the Company Sale Put Right and shall be entitled to payments, if any made pursuant thereto and (2) that nothing contained herein shall affect SCM and SAM's rights under Section 6.14 which shall survive the consummation of the Company Sale without limitation. In furtherance of the foregoing, the parties acknowledge and agree that the distributions that are made by the Company to its members, including without limitation SCM and SAM, in accordance with their respective Percentage Interests (as defined in the Operating Agreement) in effect at the time of each such distribution, prior to the closing of the Company Sale contemplated by the Merger Agreement shall satisfy fully the Company's obligations under Section 9.11(g) of the Operating Agreement.

     The parties hereto agree that except as expressly provided herein, this letter agreement shall not by implication or otherwise, alter, modify, amend or in any way affect any of the terms, conditions, obligations or agreements contained in the Operating Agreement or the Employment Agreement and the Operating Agreement and the Employment Agreement shall each otherwise remain in full force and effect in accordance with its terms. This letter agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Illinois, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. This letter agreement shall be binding on the parties and their respective successors and permitted assigns. This letter agreement and any rights and obligations hereunder may not be assigned by any party without the prior written consent of the other parties, except in connection with a sale of all or substantially all of the assets of such party in which all of the obligations of such party hereunder are assumed by the purchaser of such assets. None of the provisions in this letter agreement shall be for the benefit of or enforceable by any Person other than the parties and their respective successors and permitted assigns. This letter agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document and shall constitute the same instrument.

                            [Signature page follows.]

     If the foregoing accurately reflects our understanding, please so indicate by signing below and returning a copy of this letter to us.


                                  Very truly yours,

                                  SACHS CAPITAL MANAGEMENT LLC


                                  /s/GREGORY H. SACHS
                                  ------------------------------
                                  By:  Gregory H. Sachs
                                  Its: Manager


                                  SPENSYD ASSET MANAGEMENT LLLP

                                  By:  Rosedon Capital Holdings, LLC
                                  Its: General Partner


                                  /s/GREGORY H. SACHS
                                  ------------------------------
                                  By:  Gregory H. Sachs
                                  Its: Manager


                                  /s/GREGORY H. SACHS
                                  ------------------------------
                                  Gregory H. Sachs


Agreed to and accepted as of
the date first written above:

DEERFIELD & COMPANY LLC


/s/LUKE D. KNECHT
-----------------------------
By: Luke D. Knecht
Its:Chief Operating Officer




TRIARC COMPANIES, INC.


/s/BRIAN L. SCHORR
-----------------------------
By:  Brian L. Schorr
Its: Executive Vice President